Exhibit 99.1
Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Reports First Quarter 2020 Results
Chicago – May 4, 2020 - Equity Commonwealth (NYSE: EQC) today reported financial results for the quarter ended March 31, 2020 and provided an update on its business due to COVID-19.

Equity Commonwealth is monitoring the COVID-19 pandemic and its impact on our business. Our priority is the health and safety of our employees, tenants and building staff. As a result of government stay-at-home orders, the vast majority of our tenants are working remotely. Our buildings are open, and we are working with our tenants to ensure their safety as stay-at-home orders are lifted and they return to the office. For the month of April, in our same property portfolio, we collected 98% of contractual rents, including 3% from the application of security deposits and letters of credit.

Financial results for the quarter ended March 31, 2020
Net income attributable to common shareholders was $422.8 million, or $3.35 per diluted share, for the quarter ended March 31, 2020. This compares to net income attributable to common shareholders of $208.5 million, or $1.67 per diluted share, for the quarter ended March 31, 2019. The increase in net income was primarily due to an increase in gains on sale of properties.

Funds from Operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, for the quarter ended March 31, 2020, were $8.8 million, or $0.07 per diluted share. This compares to FFO for the quarter ended March 31, 2019 of $23.8 million, or $0.19 per diluted share. The following items impacted FFO for the quarter ended March 31, 2020, compared to the corresponding 2019 period:

•($0.13) per diluted share decrease in income from properties sold;
•($0.05) per diluted share decrease in interest income;
•$0.03 per diluted share decrease in interest expense;
•$0.01 per diluted share decrease in general and administrative expense; and
•$0.01 per diluted share of decrease in income tax expense.

Normalized FFO was $10.5 million, or $0.08 per diluted share, for the quarter ended March 31, 2020. This compares to Normalized FFO for the quarter ended March 31, 2019 of $23.1 million, or $0.19 per diluted share. The following items impacted Normalized FFO for the quarter ended March 31, 2020, compared to the corresponding 2019 period:

•($0.12) per diluted share decrease in income from properties sold;
•($0.05) per diluted share decrease in interest income;
•$0.03 per diluted share decrease in interest expense;
•$0.02 per diluted share decrease in general and administrative expense, net of franchise tax related to property sales; and
•$0.01 per diluted share of decrease in income tax expense.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that tend to obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

For the quarter ended March 31, 2020, the company’s cash and cash equivalents balance was $3.3 billion. Total debt outstanding was $25.5 million.

Same property results for the quarter ended March 31, 2020
The company’s same property portfolio at the end of the quarter consisted of 4 properties totaling 1.5 million square feet and excluded one held for sale property. Operating results were as follows:

•The same property portfolio was 90.8% leased as of March 31, 2020, compared to 91.5% as of December 31, 2019, and 88.2% as of March 31, 2019.
•The same property portfolio commenced occupancy was 83.7% as of March 31, 2020, compared to 87.2% as of December 31, 2019, and 86.7% as of March 31, 2019.
•Same property NOI decreased 3.4% when compared to the same period in 2019.
•Same property cash NOI increased 1.0% when compared to the same period in 2019.
•The company entered into leases for approximately 75,000 square feet, including renewal leases for approximately 41,000 square feet and new leases for approximately 34,000 square feet.
•GAAP rental rates on new and renewal leases were 15.9% higher compared to prior GAAP rental rates for the same space.
•Cash rental rates on new and renewal leases were 1.3% lower compared to prior cash rental rates for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to net income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio at the end of the quarter included properties continuously owned from January 1, 2019 through March 31, 2020. Properties classified as held for sale within the company’s condensed consolidated balance sheet as of March 31, 2020 are excluded.

Significant events during the quarter ended March 31, 2020
•The company sold 109 Brookline, a 286,000 square foot property in Boston, MA for a gross sale price of $270 million. Proceeds after credits, primarily for contractual lease costs, and transfer taxes were $259.2 million.
•The company sold Tower 333, a 435,000 square foot office property in Bellevue, WA, for a gross sale price of $401.5 million. Proceeds after credits, primarily for contractual lease costs, and transfer taxes were $316.7 million.
•The company entered into a contract to sell the Georgetown-Green and Harris Buildings, a 240,000 square foot office property in Washington, DC. The closing is scheduled to occur in the second quarter of 2020. This transaction is subject to customary closing conditions, and there is no certainty that the transaction will close.
•The company repurchased approximately 711,000 of its common shares at a weighted average price of $29.31 per share for a total investment of $20.8 million. The company has $150 million authorized for future share repurchases under its new authorization.

Earnings Conference Call & Supplemental Data
Equity Commonwealth will host a conference call to discuss first quarter results on Tuesday, May 5, 2020, at 8:00 A.M. CT. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s First Quarter 2020 Supplemental Operating and Financial Data is available on the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. As of May 4, 2020, EQC’s same property portfolio comprised 4 properties and 1.5 million square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements pertaining to the marketing of certain properties for sale and consummating any sales, including our statements regarding the overall impact of COVID-19 on the foregoing to the extent we make any such statements. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

Contact:
Sarah Byrnes, Investor Relations
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except share data)

	March 31, 2020	December 31, 2019
ASSETS
Real estate properties:
Land	$44,060	$85,627
Buildings and improvements	351,880	576,494
	395,940	662,121
Accumulated depreciation	(136,836)	(202,700)
	259,104	459,421
Assets held for sale	55,941	—
Cash and cash equivalents	3,348,349	2,795,642
Restricted cash	3,174	5,003
Rents receivable	14,964	19,554
Other assets, net	22,525	39,757
Total assets	$3,704,057	$3,319,377

LIABILITIES AND EQUITY
Mortgage notes payable, net	$25,487	$25,691
Liabilities related to properties held for sale	81	—
Accounts payable, accrued expenses and other	25,966	37,153
Rent collected in advance	2,118	3,127
Distributions payable	5,791	7,534
Total liabilities	$59,443	$73,505

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6.50% cumulative convertible; 4,915,196 shares issued and outstanding, aggregate liquidation preference of $122,880	$119,263	$119,263
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 121,502,520 and 121,924,199 shares issued and outstanding, respectively	1,215	1,219
Additional paid in capital	4,285,266	4,313,831
Cumulative net income	3,788,413	3,363,654
Cumulative common distributions	(3,852,856)	(3,851,666)
Cumulative preferred distributions	(703,721)	(701,724)
Total shareholders’ equity	3,637,580	3,244,577
Noncontrolling interest	7,034	1,295
Total equity	$3,644,614	$3,245,872
Total liabilities and equity	$3,704,057	$3,319,377

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Rental revenue	$17,143	$38,890
Other revenue	1,677	2,862
Total revenues	$18,820	$41,752

Expenses:
Operating expenses	$8,761	$15,780
Depreciation and amortization	5,114	8,585
General and administrative	10,604	12,096
Total expenses	$24,479	$36,461

Interest and other income, net	11,895	17,775
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $(56) and $165, respectively)	(309)	(4,206)
Gain on sale of properties, net	419,620	193,037
Income before income taxes	425,547	211,897
Income tax expense	(40)	(1,300)
Net income	$425,507	$210,597
Net income attributable to noncontrolling interest	(748)	(79)
Net income attributable to Equity Commonwealth	$424,759	$210,518
Preferred distributions	(1,997)	(1,997)
Net income attributable to Equity Commonwealth common shareholders	$422,762	$208,521

Weighted average common shares outstanding — basic (1)	122,148	121,960
Weighted average common shares outstanding — diluted (1) (2)	126,605	125,822

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$3.46	$1.71
Diluted	$3.35	$1.67

(1)	Weighted average common shares outstanding for the three months ended March 31, 2020 and 2019 includes 177 and 187 unvested, earned RSUs, respectively.
(2)	As of March 31, 2020, we had 4,915 series D preferred shares outstanding. The series D preferred shares were convertible into 2,857 common shares as of March 31, 2020, and 2,563 common shares as of March 31, 2019. The series D preferred shares are dilutive for both periods presented.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Calculation of FFO
Net income	$425,507	$210,597
Real estate depreciation and amortization	4,881	8,277
Gain on sale of properties, net	(419,620)	(193,037)
FFO attributable to Equity Commonwealth	10,768	25,837
Preferred distributions	(1,997)	(1,997)
FFO attributable to EQC common shareholders and unitholders	$8,771	$23,840

Calculation of Normalized FFO
FFO attributable to EQC common shareholders and unitholders	$8,771	$23,840
Lease value amortization	—	(39)
Straight line rent adjustments	198	(837)
Taxes related to property sales included in general and administrative	1,448	—
Taxes related to property sales, net included in income tax expense	35	150
Normalized FFO attributable to EQC common shareholders and unitholders	$10,452	$23,114

Weighted average common shares and units outstanding -- basic (1)	122,310	122,006
Weighted average common shares and units outstanding -- diluted (1)	123,910	123,305

FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.07	$0.20
FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.07	$0.19
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.09	$0.19
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.08	$0.19

(1)
Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the three months ended March 31, 2020 and 2019 include 162 and 46 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only).

We compute FFO in accordance with standards established by Nareit. Nareit defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate and our portion of these items related to equity investees and noncontrolling interests.  Our calculation of Normalized FFO differs from Nareit’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period.  FFO and Normalized FFO are supplemental non-GAAP financial measures. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income (loss), net income (loss) attributable to EQC common shareholders or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

	For the Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental revenue	$17,143	$23,410	$23,995	$30,574	$38,890
Other revenue	1,677	2,585	2,740	2,794	2,862
Operating expenses	(8,761)	(9,741)	(9,923)	(10,974)	(15,780)
NOI	$10,059	$16,254	$16,812	$22,394	$25,972
Straight line rent adjustments	198	(69)	499	(11)	(837)
Lease value amortization	—	—	(39)	(39)	(39)
Lease termination fees	—	(16)	(11)	(2,188)	—
Cash Basis NOI	$10,257	$16,169	$17,261	$20,156	$25,096
Cash Basis NOI from non-same properties (1)	(1,399)	(7,244)	(8,485)	(11,401)	(16,325)
Same Property Cash Basis NOI	$8,858	$8,925	$8,776	$8,755	$8,771
Non-cash rental income and lease termination fees from same properties	(107)	(124)	10	2,387	292
Same Property NOI	$8,751	$8,801	$8,786	$11,142	$9,063

Reconciliation of Same Property NOI to GAAP Net Income:
Same Property NOI	$8,751	$8,801	$8,786	$11,142	$9,063
Non-cash rental income and lease termination fees from same properties	107	124	(10)	(2,387)	(292)
Same Property Cash Basis NOI	$8,858	$8,925	$8,776	$8,755	$8,771
Cash Basis NOI from non-same properties (1)	1,399	7,244	8,485	11,401	16,325
Cash Basis NOI	$10,257	$16,169	$17,261	$20,156	$25,096
Straight line rent adjustments	(198)	69	(499)	11	837
Lease value amortization	—	—	39	39	39
Lease termination fees	—	16	11	2,188	—
NOI	$10,059	$16,254	$16,812	$22,394	$25,972
Depreciation and amortization	(5,114)	(6,037)	(5,939)	(7,561)	(8,585)
General and administrative	(10,604)	(8,290)	(8,523)	(9,533)	(12,096)
Interest and other income, net	11,895	14,521	19,401	20,695	17,775
Interest expense	(309)	(311)	(321)	(4,070)	(4,206)
Loss on early extinguishment of debt	—	—	—	(6,374)	—
Gain on sale of properties, net	419,620	24	1,945	227,166	193,037
Income before income taxes	$425,547	$16,161	$23,375	$242,717	$211,897
Income tax (expense) benefit	(40)	(165)	521	(340)	(1,300)
Net income	$425,507	$15,996	$23,896	$242,377	$210,597

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of disposed properties and properties classified as held for sale.

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight line rent adjustments, lease value amortization and lease termination fees. The quarter-to-date and year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2019 through March 31, 2020. Properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures.

We consider these supplemental non-GAAP financial measures to be appropriate supplemental measures to net income (loss) because they may help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.